GREEN EQUITY INVESTORS III TO SELL SHARES
                           OF VCA ANTECH COMMON STOCK

     LOS ANGELES, CALIFORNIA, AUGUST 2, 2004 - VCA ANTECH, INC. (NASDAQ SYMBOL:
WOOF), a leading animal health care company in the United States, today announced that Green Equity Investors III, L.P. agreed to sell 3,256,937 shares of common stock that it holds in VCA Antech to Goldman, Sachs & Co.

     Goldman, Sachs & Co. will act as sole bookrunning underwriter for the offering. The Company will not sell any shares in this transaction, nor will it receive any proceeds from it.

     The shares will be sold pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Please send all Prospectus requests to: Goldman, Sachs & Co., ATTN: Prospectus Department, 85 Broad Street, New York, New York 10004 (Tel.: 212-902-1171; Fax: 212-357-5505).

     Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the ability to successfully integrate National PetCare Centers, Inc. into the Company's existing operations and achieve expected operating synergies following the merger; the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of competition; the effects of the Company's recent acquisitions and its ability to effectively manage its growth; the ability of the Company to service its debt; the continued implementation of the Company's management information systems; pending litigation and governmental investigations; general economic conditions; and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filings with the Securities and Exchange Commission on Form 10-K and Form 10-Q and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

     CONTACT: Tom Fuller, Chief Financial Officer
              310-571-6505